Exhibit 99.2

QUANEX BUILDING PRODUCTS ANNOUNCES

STRATEGIC ACQUISITION OF HL PLASTICS

– Expands Quanex’s Customer and Product Base in United Kingdom –

– HL’s Technical Expertise to Benefit Quanex’s Vinyl Extrusion Business –

– Transaction Expected to be Accretive to Quanex Shareholders in 2016 –

HOUSTON, June 16 , 2015 — Quanex Building Products Corporation (NYSE:NX) (“Quanex”), a leading supplier of window and door components, today announced that it has acquired HL Plastics (“HL”), the United Kingdom’s fastest-growing vinyl profile extruder, in an all-cash transaction valued at approximately $145M.

HL is a world-class vinyl extruder backed by a tradition of innovation and quality, geographic reach across the UK and Ireland, and a new, state-of-the-art vinyl extrusion facility. More than 85% of HL’s revenue is sold under the Liniar brand name, which is synonymous with quality and product excellence and is comprised of extrusions for windows, doors and conservatories. The remaining revenue is generated from extrusions for fencing, decking, water retention barriers and related products.

Key Strategic Benefits of the Combination

•	Expands Quanex’s international presence at a beneficial and opportune time in the UK housing market;

•	Leverages Quanex’s existing expertise in the UK market obtained through its 2011 acquisition of Edgetech, a technological leader of insulating glass spacer systems for the window and door industry;

•	Presents highly complementary product growth opportunities to existing HL customers in conservatory roofs, hardware, foam trim products and related categories; and,

•	Adds HL’s skilled vinyl extrusion expertise.

Key Financial Benefits of the Combination

•	Quanex shareholders will benefit from the addition of approximately $100M of enhanced revenue, as well as expected EPS accretion starting in 2016;

•	Conservative deal valuation does not include potential for additional value creation from synergy opportunities with Edgetech, process and technology improvements and growth in new product categories; and,

•	Transaction funded from existing cash + revolver.

Bill Griffiths, Quanex’s Chairman, President and Chief Executive Officer, stated, “Quanex’s growth strategy is predicated on improved profitability in our core businesses, as well as the acquisition of businesses that contribute proven technologies, products and enhanced scale. The acquisition of HL delivers on all fronts, as it should contribute top and bottom line growth, an expanded presence in the favorable UK market, and access to new, complementary product lines. Moreover, HL’s existing leadership team has committed to

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remain in place, helping to ensure that Quanex benefits from HL’s vinyl extrusion process and technology capabilities. We look forward to welcoming the HL team, and to ensuring a seamless integration that delivers tangible benefits for our employees, customers and shareholders.”

Roger Hartshorn, HL Plastics’ CEO, added, “Quanex enjoys a clear leadership position as a preeminent component supplier to the fenestration industry, and as such represents a logical and compelling strategic fit for HL at this beneficial inflection point in the UK housing market. I am excited for our team to join Quanex, and am confident that our employees and customers will benefit from the combination of our outstanding companies.”

Wells Fargo Securities served as exclusive financial advisor and Travers Smith LLP served as legal counsel to Quanex Building Products in connection with the transaction.

Quanex has posted a presentation on its website at https://quanex.com/News-Room/News-Releases/Investors.aspx that provides a summary of the transaction’s strategic rationale and financial benefits.

Forward Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the investments being made in our vinyl business, the future financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the Company’s industry, and the Company’s future growth, including revenue and EBITDA guidance. The statements set forth in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” in our other documents filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date hereof, and Quanex Building Products Corporation undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

About Quanex Building Products

Quanex Building Products Corporation is headquartered in Houston, Texas with locations around the world. Its mission is, “to positively impact our customers, employees and shareholders and put them at the center of everything we do, through innovation, technology, best-in-class customer service and excellent returns.”

An industry-leading manufacturer of engineered materials and components for building products sold to Original Equipment Manufacturers (OEMs), Quanex designs and produces energy-efficient window and door products, systems and solutions.

Employing top talent, developing forward-thinking technologies and solutions with an emphasis on energy efficiency and aesthetics, continuous improvement and integrity remain the cornerstones of Quanex’s business as it positions itself for future growth in the building products market with a special emphasis on supplying innovative new products to the fenestration industry.

For more information visit www.quanex.com.

About HL Plastics

HL Plastics Ltd, designs and manufactures PVCu extrusions at its state of the art factory in Denby. HLP is a company which has seen substantial growth in the UK manufacturing sector, in no small part due to the launch of the Liniar range of lead-free PVCu windows, doors and conservatories in 2008. Operating from a state of the art factory and mixing plant in the heart of Derbyshire, HLP celebrated its 40th birthday in 2014.

Contact Information:

Financial Contact:

Marty Ketelaar

martin.ketelaar@quanex.com

713-877-5402

Media Contact:

Jonathan Morgan

Perry Street Communications

jmorgan@perryst.com

214-965-9955